Exhibit 8.1

August 23, 2004

(213) 229-7000	C 19398-00009

Coeur d’Alene Mines Holding Company and
Coeur d’Alene Mines Corporation
400 Coeur d’Alene Mines Building
505 Front Avenue
Coeur d’Alene, Idaho 83814

     Re:       Registration Statement on Form S-4

Ladies and Gentlemen:

     We have acted as counsel to Coeur d’Alene Mines Holding Company, an Idaho corporation (“Coeur”) and Coeur d’Alene Mines Corporation, an Idaho corporation in connection with the offer to purchase all of the outstanding common shares of Wheaton River Minerals Ltd. (“Wheaton”), a corporation existing under the Business Corporations Act (Ontario). In connection with this acquisition, Coeur d’Alene Mines Corporation is expected to enter into a reorganization transaction to create a holding company and is expected to issue shares of Coeur common stock in exchange for shares of Coeur d’Alene Mines Corporation common stock pursuant to such reorganization transaction.

     At your request, we have examined the form of Registration Statement on Form S-4 filed with the U.S. Securities and Exchange Commission, including the Proxy Statement that forms a part thereof (the “Registration Statement”), in connection with the registration of the shares of Coeur’s common stock to be issued to the stockholders of Coeur d’Alene Mines Corporation upon consummation of the proposed transaction.

     You have requested our opinion regarding the accuracy of the federal income tax matters described in the Registration Statement under the caption “Federal Income Tax Considerations.” In rendering this opinion, we have reviewed (without any independent investigation) the Registration Statement and such other documents as we have deemed necessary or appropriate. We have relied upon the truth and accuracy at all relevant times of the facts and statements contained in the Registration Statement, and have assumed that the proposed transaction will be consummated in accordance with the terms set forth therein and without any waiver of any material provision thereof.

Coeur d’Alene
August 23, 2004

     Based upon the foregoing, it is our opinion that the discussion in the Registration Statement, under the caption “Federal Income Tax Considerations,” to the extent it constitutes descriptions of legal matters or legal conclusions, is accurate in all material respects.

     This opinion represents our best judgment regarding the application of federal income tax laws under the Internal Revenue Code of 1986, as amended, existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not successfully assert a contrary position. This opinion is being delivered prior to the consummation of the proposed transaction and therefore is prospective and dependent on future events. No assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, or future factual developments, would not adversely affect the accuracy of the conclusion stated herein. We undertake no responsibility to advise you of any new developments in the facts or in the application or interpretation of the federal income tax laws. Furthermore, in the event any one of the facts or statements or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

     We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 as amended, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended.

Very truly yours,

/s/ Gibson, Dunn & Crutcher LLP

GIBSON, DUNN & CRUTCHER LLP